EXHIBIT 99.1

CENTER FINANCIAL POSTS NET EARNINGS OF $5.3 MILLION, OR $0.32 PER DILUTED SHARE,

FOR 2008 SECOND QUARTER

— Results Reflect Strong Improvements in Operating Performance

Attributed to Strategic Management of Balance Sheet and Cost Control Efforts —

LOS ANGELES – July 23, 2008 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today reported financial results for its three- and six-month periods ended June 30, 2008, reflecting strong sequential improvements in its operating performance.

2008 Second Quarter Summary:

•	Net interest margin expanded by 5 basis points to 3.81% from 3.76% for Q1 2008

•	Net interest income before provision for loan losses increased to $19.0 million from $18.6 million for Q1 2008

•	Noninterest expense declined 7% to $12.3 million from $13.2 million for Q1 2008

•	Efficiency ratio sharply improved to 53.49% from 59.52% for Q1 2008

•	Net income grew to $5.3 million, or $0.32 per diluted share, from $4.2 million, or $0.26 per diluted share, in Q1 2008

•	Return on average assets improved to 1.00% from 0.79% for Q1 2008

•	Return on average equity increased to 12.97% from 10.47% for Q1 2008

•	Nonperforming assets as a percent of total loans and OREO well contained at 0.48%, versus 0.36% at March 31, 2008

•	Net loans strategically reduced to $1.79 billion from $1.85 billion at March 31, 2008

•	Allowance for loan losses to gross loans increased to 1.18% from 1.16% at March 31, 2008

•	Non-interest bearing deposits increased 6% sequentially to $378.8 million, equal to 23% of total deposits, versus 21% for Q1 2008

•	Money market and NOW accounts grew to $375.6 million, up 11% over March 31, 2008

•	Total deposits of $1.66 billion down by 1% from March 31, 2008, reflecting reductions in time deposits

•	Total risk-based capital ratio increased to 10.63% versus 10.25% as of March 31, 2008

•	Quarterly cash dividend of $0.05 per share

“We are very pleased with the many positive trends in our 2008 second quarter financial results, which benefited from strategic management of our balance sheet and prudent cost controls,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “On a linked quarter basis, our net interest margin rose, and net interest income grew while noninterest expenses declined, all contributing to increased net earnings and improvements in the company’s efficiency ratio, return on average assets and return on average equity. Core deposits were up significantly, and we sharply reduced our overall cost of deposits, when compared with the 2008 first quarter.

“As previously guided, we executed the sale of certain loans to the wholesale market which lowered our commercial real estate and fixed-rate loan concentrations. Importantly, we continued to maintain the high integrity of the company’s asset quality. All of these factors contributed to increased capital ratio levels and are a testament, we believe, to Center Bank’s leadership as the soundest financial institution focused on serving the Korean-American and other niche markets,” Yoo said.

2008 SECOND QUARTER

For the three months ended June 30, 2008, net interest income before provision for loan losses totaled $19.0 million. This compares with $18.6 million in the preceding first quarter of 2008 and $19.2 million in the 2007 second quarter. The company’s yield on interest-earning assets averaged 6.74% for the 2008 second quarter, representing reductions of 48 basis points and 137 basis points when compared with the 2008 first quarter and the 2007 second quarter, respectively. The net interest margin for the 2008 second quarter rose 5 basis points to 3.81% from 3.76% in the immediately preceding first quarter, but was down 58 basis points from 4.39% in the second quarter of 2007. The Federal Open Market Committee lowered the Fed Funds rate by 100 basis points during the fourth quarter of 2007, another 200 basis points during the 2008 first quarter, followed by 25 basis points during the current second quarter. While these reductions pressured the company’s net interest margin as a result of the immediate downward re-pricing of approximately 40% of Center Financial’s loan portfolio which is variable rate, the company’s strategic measures to swiftly reset the interest rates on deposits mitigated this downward pressure and contributed to a net increase in its net interest margin on a sequential basis.

Center Financial added $2.1 million to its provision for loan losses in the 2008 second quarter, compared with $2.2 million in the immediately preceding 2008 first quarter and $1.1 million in the year-ago second quarter.

Noninterest income in the second quarter of 2008 totaled $3.9 million and included a gain on sale of loans of $630,000. This compares with total noninterest income of $3.6 million and a gain on sale of loans of $330,000 in the preceding 2008 first quarter and noninterest income of $4.5 million and a $618,000 gain on sale of loans in the 2007 second quarter.

Noninterest expense for the 2008 second quarter declined on a sequential basis by 7% and equaled $12.3 million, primarily reflecting lower salaries and employee benefits, as well as other operating expenses, as part of management’s cost cutting measures implemented earlier this year in light of the current economic trends. These reductions in expenses were partially offset by higher occupancy costs associated with the company’s new full-service branch in Diamond Bar, California, which opened in March 2008, as well as increased legal fees. The company posted noninterest expenses of $13.2 million in the preceding 2008 first quarter and $12.1 million in the 2007 second quarter. As a percentage of average earning assets, noninterest expense was lower at 2.5% for the 2008 second quarter, compared with 2.7% for the 2008 first quarter and 2.9% in the year-ago second quarter. The company’s efficiency ratio improved sharply by 603 basis points to 53.49% for the 2008 second quarter from 59.52% in the immediately preceding first quarter. In the year-ago second quarter, the company’s efficiency ratio was 51.19%.

Net income for the 2008 second quarter increased by 25% on a sequential basis to $5.3 million, equal to $0.32 per diluted share, from net income of $4.2 million, or $0.26 per diluted share, in the preceding first quarter. In the 2007 second quarter, the company posted net income of $6.5 million, or $0.39 per diluted share.

Return on average assets (ROAA) and return on average equity (ROAE) for the current second quarter improved sequentially to 1.00% and 12.97%, respectively, from 0.79% and 10.47%, respectively, for the three months ended March 31, 2008. For the 2007 second quarter, ROAA equaled 1.39% and ROAE was 17.27%.

2008 FIRST SIX MONTHS

For the first six months of 2008, net interest income before provision for loan losses totaled $37.6 million, compared with $37.8 million in the corresponding 2007 period. The company’s yield on interest-earning assets averaged 6.99% for the 2008 year-to-date period, representing a 107 basis point reduction from 8.06% for the first half of 2007. The net interest margin for the 2008 six-month period equaled 3.79%, compared with 4.39% for the 2007 first six months. The company attributed the decline in its yield on interest-earning assets and net interest margin over the prior-year period to the 325 basis point reduction in the Fed Funds rate between the fourth quarter of 2007 and current second quarter, as previously outlined.

Center Financial added $4.2 million to its provision for loan losses year-to-date in 2008, compared with $2.4 million in the first half of 2007.

Noninterest income in the first six months of 2008 equaled $7.6 million and included a gain on sale of loans of $960,000. This compares with noninterest income of $8.1 million, including a gain on sale of loans of $618,000 in the 2007 first half.

Noninterest expense for the 2008 six-month period totaled $25.5 million, compared with $23.7 million in the corresponding 2007 period. As a percentage of average earning assets, noninterest expense was lower at 2.6% for the 2008 six months, compared with 2.8% for the same period a year ago. The company’s efficiency ratio for the current year-to-date period equaled 56.46%, compared with 51.51% for the 2007 first half.

Net income for the 2008 six-month period totaled $9.5 million, equal to $0.58 per diluted share, compared with net income of $12.3 million, or $0.74 per diluted share, in the year-ago six months.

Return on average assets (ROAA) and return on average equity (ROAE) for the current year-to-date period equaled 0.90% and 11.74%, respectively. For the first six months of 2007, the company posted ROAA of 1.33% and ROAE of 16.86%.

FINANCIAL CONDITION

Gross loans at June 30, 2008 totaled $1.82 billion, up 11% over $1.64 billion at June 30, 2007. Compared with year-end 2007, gross loans were relatively even at $1.82 billion, but lower on a sequential basis by 3% from $1.87 billion at March 31, 2008. As of June 30, 2008, commercial real estate loans accounted for approximately 66%, and real estate construction loans represented 3% of the of total loans outstanding. Commercial and industrial loans, including commercial, trade finance and SBA loans, accounted for 26% and consumer loans totaled 5% of the company’s gross loan portfolio at the close of the 2008 second quarter. Net loans as a percentage of total assets equaled 84.37% at June 30, 2008, compared with 85.81% at March 31, 2008, 85.99% at December 31, 2007, and 84.33% at June 30, 2007.

Center Financial continued to maintain sound asset quality despite the challenging credit environment with nonperforming assets at June 30, 2008 totaling $8.7 million, or $5.9 million net of the SBA guarantee. This compares with nonperforming assets of $6.7 million, or $4.2 million net of the SBA guarantee, at March 31, 2008 and $6.6 million, or $3.9 million net of the SBA guarantee at December 31, 2007. As a percentage of total gross loans and other real estate owned, nonperforming loans equaled 0.48% at June 30, 2008, versus 0.36% at March 31, 2008 and 0.37% at December 31, 2007.

Year-to-date, net charge-offs amounted to $3.2 million, versus net charge-offs of $1.5 million in the first six months of 2007 and 3.4 million for the full 2007 year. The allowance for loan losses as of June 30, 2008 totaled $21.5 million and represented 1.18% of gross loans at the end of the period. This compares with allowance for losses of $20.5 million, or 1.13% of gross loans, at December 31, 2007, and allowance for losses of $18.3 million, or 1.12% of gross loans, at June 30, 2007.

Total deposits at June 30, 2008 equaled $1.66 billion, down 1% from $1.68 billion at the end of 2008 first quarter, reflecting a $78.6 million reduction in the company’s time deposits, offset by a $59.4 million increase in core deposits. Non-interest bearing deposits at the end of the 2008 second quarter totaled $378.8 million and represented 23% of total deposits, compared with $357.4 million, or 21% of total deposits, at March 31, 2008 and $363.5 million, or 23% of total deposits, at December 31, 2007. While the company’s saving deposits were essential flat sequentially, money market deposits increased by $37.9 million on a linked quarter basis. As of June 30, 2008, money market and savings deposits represented 26% of the company’s total deposits. Time deposits at June 30, 2008 accounted for 51% of total deposits, down from 55% as of March 31, 2008. Center Bank’s loan-to-deposit ratio as of June 30, 2008 equaled 108.1%, compared with 110.2% at March 31, 2008.

Exemplifying the lagging effect of the Federal Reserve’s reductions in the Fed Funds rate since the 2007 fourth quarter, as well as, management’s strategic efforts to minimize deposit costs, the average cost of interest-bearing deposits for the three months ended June 30, 2008 was 3.72%. This reflects a 69 basis point reduction from 4.41% for the first quarter of 2008 and 112 basis points decrease from 4.84% for the year-ago second quarter.

Total assets at June 30, 2008 equaled $2.13 billion, down modestly from $2.16 billion at March 31, 2008, reflecting in part the company’s strategic sale of loans held for sale to the wholesale market, as previously announced, as well as higher levels of loan pay offs. As of December 31, 2007, total assets equaled $2.08 billion. Average interest-earning assets for the second quarter of 2008 amounted to $2.00 billion, compared with $1.98 billion for the preceding 2008 first quarter and $1.92 billion for the 2007 fourth quarter.

Shareholders’ equity at June 30, 2008 rose 4% to $163.2 million from $157.5 million at December 31, 2007. Tangible book value at the close of the 2008 second quarter increased to $9.88 per share from $9.53 per share at year-end 2007. At June 30, 2008, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.49%, a total risk-based capital ratio of 10.63%, and a Tier 1 leverage ratio of 8.51%.

Investor Conference Call

The company will host an investor conference call at 9 a.m. PDT (12 noon EDT) on Thursday, July 24, 2008 to review the financial results for its 2008 second quarter ended June 30, 2008. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at http://www.centerbank.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the audio broadcast will be archived for one year. A telephone replay of the call will be available through 11:59 p.m. PDT, Thursday, July 31, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 64921602.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.13 billion at June 30, 2008. Headquartered in Los Angeles, Center Bank operates 25 branch and loan production offices. Of the company’s 19 full-service branches, 16 are located throughout Southern California, along with one branch in Chicago and two in Seattle. Center Bank’s six loan production offices are strategically located in Seattle, Denver, Washington D.C., Atlanta, Dallas and Northern California. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the next phase of growth for Center Financial and Center Bank, integration risks associated with the First Intercontinental Bank acquisitions, satisfaction of various closing conditions and receipt of all regulatory approvals. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

# # #

(tables follow)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)

	6/30/2008	12/31/2007
ASSETS
Cash and due from banks	$62,989	$58,339
Federal funds sold	9,705	7,125
Money market funds and interest-bearing deposits in other banks	3,152	2,825

Cash and cash equivalents	75,846	68,289

Securities available for sale, at fair value	159,071	128,778
Securities held to maturity, at amortized cost (fair value of $9,470 as of June 30, 2008 and $10,961 as of December 31, 2007)	9,515	10,932
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	14,731	15,219
Loans, net of allowance for loan losses of $21,499 as of June 30, 2008 and $20,477 as of December 31, 2007	1,717,282	1,748,143
Loans held for sale, at the lower of cost or market	76,490	41,492
Premises and equipment, net	14,560	13,585
Customers’ liability on acceptances	4,462	3,292
Other real estate owned, net	—	380
Accrued interest receivable	7,965	8,886
Deferred income taxes, net	14,119	13,142
Investments in affordable housing partnerships	11,471	11,911
Cash surrender value of life insurance	11,788	11,583
Goodwill	1,253	1,253
Intangible assets, net	240	267
Other assets	7,165	3,511

Total Assets	$2,125,958	$2,080,663

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$378,835	$363,465
Interest-bearing	1,279,855	1,214,209

Total deposits	1,658,690	1,577,674

Acceptances outstanding	4,462	3,292
Accrued interest payable	9,812	13,213
Other borrowed funds	256,777	299,606
Trust preferred securities	18,557	18,557
Accrued expenses and other liabilities	14,481	10,868

Total liabilities	1,962,779	1,923,210

Commitments and Contingencies	—	—
Shareholders’ Equity
Serial preferred stock, no par value; authorized 10,000,000 shares; issued and outstanding, none	—	—
Common stock, no par value; authorized 40,000,000 shares; issued and outstanding, 16,368,141 shares as of June 30, 2008 and 16,366,791 shares as of December 31, 2007 (including 10,050 shares and 8,850 shares of unvested restricted stock)	67,659	67,006
Retained earnings	96,960	90,541
Accumulated other comprehensive loss, net of tax	(1,440)	(94)

Total shareholders’ equity	163,179	157,453

Total Liabilities and Shareholders’ Equity	$2,125,958	$2,080,663

Tangible book value per share	$9.88	$9.53

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/08	3/31/08	6/30/07	6/30/08	6/30/07
Interest and Dividend Income:
Interest and fees on loans	$31,369	$33,610	$33,490	$64,979	$65,471
Interest on federal funds sold	25	41	62	66	114
Interest on taxable investment securities	1,868	1,742	1,551	3,610	3,177
Interest on tax-advantaged investment securities	48	52	129	100	262
Dividends on equity stock	220	205	181	425	355
Money market funds and interest-earning deposits	32	29	16	61	32

Total interest and dividend income	33,562	35,679	35,429	69,241	69,411

Interest Expense:
Interest on deposits	12,157	14,037	13,431	26,194	25,008
Interest expense on trust preferred securities	258	326	373	4,905	743
Interest on borrowed funds	2,188	2,717	2,426	584	5,862

Total interest expense	14,603	17,080	16,230	31,683	31,613

Net interest income before provision for loan losses	18,959	18,599	19,199	37,558	37,798
Provision for loan losses	2,047	2,162	1,100	4,209	2,370

Net interest income after provision for loan losses	16,912	16,437	18,099	33,349	35,428
Noninterest Income:
Customer service fees	1,913	1,813	1,772	3,726	3,539
Fee income from trade finance transactions	672	601	682	1,273	1,431
Wire transfer fees	293	260	226	553	437
Gain on sale of loans	630	330	618	960	618
Loan service fees	48	253	612	301	990
Other income	387	383	585	770	1,131

Total noninterest income	3,943	3,640	4,495	7,583	8,146

Noninterest Expense:
Salaries and employee benefits	5,924	7,120	6,218	13,044	12,878
Occupancy	1,119	1,041	983	2,160	1,943
Furniture, fixtures, and equipment	500	492	497	992	964
Data processing	577	522	533	1,099	1,037
Legal fees	971	630	434	1,601	848
Accounting and other professional fees	381	337	648	718	1,242
Business promotion and advertising	494	462	830	956	1,069
Stationery and supplies	157	131	138	288	271
Telecommunications	179	169	146	348	282
Postage and courier service	191	201	191	392	381
Security service	294	274	271	568	511
Regulatory assessment	352	288	77	640	140
Other operating expenses	1,112	1,570	1,163	2,682	2,101

Total noninterest expense	12,251	13,237	12,129	25,488	23,667

Income before income tax provision	8,604	6,840	10,465	15,444	19,907

Income tax provision	3,325	2,620	3,982	5,945	7,566

Net income	5,279	4,220	6,483	9,499	12,341
Other comprehensive income - unrealized (loss) gain on available-for-sale securities, net of income tax benefit (expense) of $1,410, $207, $853 and ($27)	(2,115)	769	(436)	(1,346)	27

Comprehensive income	$3,164	$4,989	$6,047	$8,153	$12,368
EARNINGS PER SHARE:
Basic	$0.32	$0.26	$0.39	$0.58	$0.74

Diluted	$0.32	$0.26	$0.39	$0.58	$0.74

Weighted average shares outstanding - basic	16,367,475	16,367,000	16,679,653	16,367,608	16,671,814

Weighted average shares outstanding - diluted	16,399,197	16,403,000	16,761,144	16,401,955	16,788,787

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Three Months Ended
	6/30/08		3/31/08		6/30/07
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,816,960	6.94%	$1,816,673	7.42%	$1,591,648	8.44%
Federal funds sold	4,745	2.12	4,751	3.46	4,401	5.65
Investments	179,755	4.85	162,965	5.05	156,539	4.81

Total interest-earning assets	2,001,460	6.74	1,984,389	7.22	1,752,588	8.11

Noninterest - earning assets:
Cash and due from banks	56,875		59,990		66,295
Bank premises and equipment, net	14,526		13,987		13,553
Customers’ acceptances outstanding	5,411		3,389		4,446
Accrued interest receivables	7,499		8,198		7,642
Other assets	37,762		38,658		31,631

Total noninterest-earning assets	122,073		124,222		123,567

Total assets	$2,123,533		$2,108,611		$1,876,155

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$358,778	2.89%	$297,569	3.64%	$228,726	4.01%
Savings	54,429	3.35	53,830	3.32	69,258	3.43
Time certificates of deposit over $100,000	785,529	4.07	809,216	4.73	718,716	5.26
Other time certificates of deposit	116,365	4.06	116,478	4.65	97,148	4.69

	1,315,101	3.72	1,277,093	4.41	1,113,848	4.84
Other borrowed funds	244,631	3.60	277,136	3.93	181,339	5.37
Long-term subordinated debentures	18,557	5.59	18,557	7.05	18,557	8.06

Total interest-bearing liabilities	1,578,289	3.72	1,572,786	4.36	1,313,744	4.96

Noninterest-bearing liabilities:
Demand deposits	356,309		351,107		389,084

Total funding liabilities	1,934,598	3.04%	1,923,893	3.56%	1,702,828	3.82%

Other liabilities	25,262		23,090		22,745

Total noninterest-bearing liabilities	381,571		374,197		411,829
Shareholders’ equity	163,673		161,628		150,582

Total liabilities and shareholders’ equity	$2,123,533		$2,108,611		$1,876,155

Net interest income
Cost of deposits		2.93%		3.46%		3.58%

Net interest spread		3.02%		2.86%		3.15%

Net interest margin		3.81%		3.76%		4.39%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Six Months Ended
	6/30/08		6/30/07
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,816,817	7.19%	$1,570,071	8.41%
Federal funds sold	4,748	2.80	4,027	5.71
Investments	171,359	4.92	162,888	4.74

Total interest-earning assets	1,992,924	6.99	1,736,986	8.06

Noninterest - earning assets:
Cash and due from banks	58,432		70,187
Bank premises and equipment, net	14,257		13,486
Customers’ acceptances outstanding	4,400		4,046
Accrued interest receivables	7,849		7,762
Other assets	38,210		31,995

Total noninterest-earning assets	123,148		127,476

Total assets	$2,116,072		$1,864,462

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$328,173	3.23%	$204,663	3.65%
Savings	54,129	3.34	71,063	3.51
Time certificates of deposit over $100,000	797,372	4.41	693,410	5.21
Other time certificates of deposit	116,422	4.36	93,953	4.60

	1,296,096	4.06	1,063,089	4.74
Other borrowed funds	260,884	3.78	221,391	5.34
Long-term subordinated debentures	18,557	6.33	18,557	8.07

Total interest-bearing liabilities	1,575,537	4.04	1,303,037	4.89

Noninterest-bearing liabilities:
Demand deposits	353,708	—	391,881	—

Total funding liabilities	1,929,245	3.30%	1,694,918	3.76%

Other liabilities	24,176		21,894

Total noninterest-bearing liabilities	377,884		413,775
Shareholders’ equity	162,651		147,650

Total liabilities and shareholders’ equity	$2,116,072		$1,864,462

Net interest income
Cost of deposits		3.19%		3.47%

Net interest spread		2.94%		3.17%

Net interest margin		3.79%		4.39%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	As of the Dates Indicated
	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Real Estate:
Construction	$62,072	$76,243	$68,143	$59,821	$58,865
Commercial	1,191,097	1,222,385	1,197,104	1,142,899	1,080,128
Commercial	352,220	332,950	310,962	306,037	288,736
Trade Finance	81,399	83,418	66,964	75,526	67,000
SBA	39,310	61,583	70,517	65,561	58,464
Consumer and other	92,157	96,717	98,969	90,675	82,084

Total Gross Loans	1,818,255	1,873,296	1,812,659	1,740,519	1,635,277

Less:
Allowance for Loan Losses	21,499	21,685	20,477	19,619	18,289
Deferred Loan Fees	1,688	1,561	1,847	1,833	1,954
Discount on SBA Loans Retained	1,296	880	700	796	874

Total Net Loans and Loans Held for Sale	$1,793,772	$1,849,170	$1,789,635	$1,718,271	$1,614,160

As a percentage of total gross loans:
Real estate:
Construction	3.4%	4.1%	3.8%	3.4%	3.6%
Commercial	65.5	65.3	66.0	65.7	66.1
Commercial	19.4	17.8	17.2	17.6	17.7
Trade finance	4.5	4.5	3.7	4.3	4.0
SBA	2.1	3.3	3.9	3.8	3.6
Consumer and other	5.1	5.0	5.4	5.2	5.0

Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

	As of the Dates Indicated
	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Demand deposits (noninterest-bearing)	$378,835	$357,422	$363,465	$361,137	$393,108
Money market accounts and NOW	375,606	337,678	244,233	237,457	275,403
Savings	55,281	55,265	54,838	58,764	65,838

	809,722	750,365	662,536	657,358	734,349
Time deposits
Less than $100,000	117,068	117,550	112,614	105,038	102,582
$100,000 or more	731,900	810,026	802,524	757,873	748,421

Total	$1,658,690	$1,677,941	$1,577,674	$1,520,269	$1,585,352

As a percentage of total deposits:
Demand deposits (noninterest-bearing)	22.9%	21.3%	23.0%	23.8%	24.8%
Money market accounts and NOW	22.6	20.1	15.5	15.6	17.4
Savings	3.3	3.3	3.5	3.9	4.1

	48.8	44.7	42.0	43.3	46.3
Time deposits
Less than $100,000	7.1	7.0	7.1	6.9	6.5
$100,000 or more	44.1	48.3	50.9	49.8	47.2

Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	June 30, 2008	December 31, 2007	June 30, 2007
Nonperforming loans:
Construction Real Estate	$2,152	$—	$—
Commercial	1,434	1,775	1,401
Consumer	380	457	365
Trade Finance	2,276	—	120
SBA	2,454	4,033	4,087

Total nonperforming loans	8,696	6,265	5,973
Other real estate owned	—	380	—

Total nonperforming assets	8,696	6,645	5,973

Guaranteed portion of nonperforming SBA loans	2,755	2,740	2,657

Total nonperforming assets, net of SBA guarantee	$5,941	$3,905	$3,316

	Six Months Ended June 30, 2008	Year Ended December 31, 2007	Six Months Ended June 30, 2007
Balances
Average total loans outstanding during the period	$1,838,280	$1,656,842	$1,587,641

Total loans outstanding at end of period (1)	$1,815,271	$1,810,112	$1,632,449

Allowance for Loan Losses:
Balance at beginning of period	$20,477	$17,412	$17,412

Charge-offs:
Construction Real Estate	201	—	—
Commercial Real Estate	319	—	—
Commercial	2,257	2,725	1,363
Consumer	472	218	92
SBA	144	609	84
Other	—	—	—

Total charge-offs	3,393	3,552	1,539

Recoveries
Real estate	—	—	—
Commercial	74	34	14
Consumer	56	72	25
SBA	76	17	7

Total recoveries	206	123	46

Net loan charge-offs	3,187	3,429	1,493
Provision for loan losses	4,209	6,494	2,370

Balance at end of period	$21,499	$20,477	$18,289

Ratios:
Nonperforming loans as a percent of total gross loans	0.48%	0.35%	0.37%
Nonperforming assets as a percent of total loans and other real estate owned	0.48	0.37	0.37
Net loan charge-offs to average loans	0.17	0.21	0.09
Provision for loan losses to average total loans	0.23	0.39	0.15
Allowance for loan losses to gross loans at end of period	1.18	1.13	1.12
Allowance for loan losses to total nonperforming loans	247	327	306
Net loan charge-offs to allowance for loan losses at end of period	14.82	16.75	8.16
Net loan charge-offs to provision for loan losses	75.72	52.80	63.00

(1)	Net of deferred loan fees and discount on SBA loans sold

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	Three Months Ended			Six Months Ended
	6/30/08	3/31/08	6/30/07	6/30/08	6/30/07
Performance ratios:
Return on average assets	1.00%	0.79%	1.39%	0.90%	1.33%
Return on average equity	12.97	10.47	17.27	11.74	16.86
Efficiency ratio	53.49	59.52	51.19	56.46	51.51

Net loans to total deposits at period end	108.10	110.20	101.82
Net loans to total assets at period end	84.37	85.81	84.33

	As of the Dates Indicated
	6/30/08	3/31/08	6/30/07
Capital ratios:
Leverage capital ratio
Consolidated Company	8.51%	8.35%	9.03%
Center Bank	8.46	8.23	8.80
Tier 1 risk-based capital ratio
Consolidated Company	9.49	9.11	9.85
Center Bank	9.43	8.98	9.59
Total risk-based capital ratio
Consolidated Company	10.63	10.25	10.96
Center Bank	10.57	10.11	10.70